SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2005

Cytyc Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27558	02-0407755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Campus Drive, Marlborough, MA	01752
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 263-2900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 7, 2005, Cytyc Corporation (“Cytyc”) acquired Proxima Therapeutics, Inc. (“Proxima”) through the merger (the “Merger”) of Polaris Acquisition Corp., a wholly-owned subsidiary of Cytyc (“Merger Sub”), with and into Proxima. The Merger was effected pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of February 9, 2005, among Cytyc, Merger Sub and Proxima (the “Merger Agreement”).

Proxima is a privately-held company based in Georgia that develops and markets delivery systems for the treatment of cancer.

As a result of the Merger, all of Proxima’s fully-diluted equity immediately prior to the Merger was automatically converted into the right to receive an initial payment of approximately $160 million in cash, plus earn out payments tied to future performance milestones. The earn out payments are based on incremental sales growth in the breast related products during 2005 and 2006 and are subject to an aggregate cap of $65 million. The initial payment was paid with Cytyc’s available cash.

The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which was previously filed with Securities and Exchange Commission (“SEC”) by Cytyc on Form 8-K/A on February 15, 2005 and is incorporated herein by reference as Exhibit 2.1. A copy of the press release, dated March 7, 2005, issued by Cytyc regarding the completion of the Merger is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(a) & (b) The financial information on Proxima will be filed not later than 71 calendar days from March 7, 2005, as permitted in paragraph (a)(4) of this Item.

(c)	Exhibits.

The following exhibits are filed as part of, and incorporated by reference into, this Current Report on Form 8-K.

2.1	Merger Agreement (filed as Exhibit 2.1 to Cytyc’s Current Report on Form 8-K/A, File No. 0-27558, filed with the SEC on February 15, 2005 and incorporated herein by reference)

99.1	Press Release, dated March 7, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTYC CORPORATION

By:	/s/ Patrick J. Sullivan
Patrick J. Sullivan
Chairman, Chief Executive Officer, and President

Date: March 8, 2005

Exhibit Index

2.1	Merger Agreement (filed as Exhibit 2.1 to Cytyc’s Current Report on Form 8-K/A, File No. 0-27558, filed with the SEC on February 15, 2005 and incorporated herein by reference).

99.1	Press Release, dated March 7, 2005